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                                                                    EXHIBIT (6)d


                                TABLE OF CONTENTS

SECTION I - STANDARD INSTRUCTIONS AND CONDITIONS

      A. Standard Instructions and Conditions - Standing Offer DSS-MAS 9403-6 (15/06/98)

      B.    General Conditions - Services DSS-MAS 9676 (16/02/98)

SECTION II - CONTRACTING AUTHORITY

SECTION III - INSTRUCTIONS TO CONSULTANTS

Clauses which apply to this Standing Offer

            -  Standing Offer, Period of

            -  Standing Offer, Delivery Requirements outside a CLCSA

            -  Call-up Procedures

            -  Limitation of Submissions

            -  Disclosure of Information

            -  Goods and Services Tax/Harmonized Sales Tax

            -  Tax Withholding of 15 Percent

            -  Time Verification

            -  Basis of Payment

            -  Method of Payment

            -  International Sanctions

ANNEXES

Annex "A" - Statement of Work

Annex "B" - Pricing


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SECTION I - STANDARD INSTRUCTIONS AND CONDITIONS

STANDARD ACQUISITION CLAUSES AND CONDITIONS MANUAL

All instructions, general terms, conditions and clauses identified herein by title, number and date are set out in the Standard Acquisition Clauses and Conditions (SACC) Manual, issued by the Department of Public Works and Government Services (DPWGS), bearing Catalogue No. P60-4/1-1991E and revised as of 16 February 1998.

The SACC Manual may be obtained from the Government of Canada, Communications Co-ordination Services Branch, telephone (819) 956-4800, and may also be viewed on the Government Electronic Tendering Service (GETS), provided by MERX, telephone: 1-800-964-6379, Internet Address: http://www.merx.cebra.com.

TREASURY BOARD GUIDELINES ON TRAVEL AND LIVING

The Treasury Board of Canada Secretariat Travel Directive (98/09/11) for travel and living expenses may be viewed on the Internet at the following address:

http://www.ibs-sct.gc.ca/Pubs_pol/hrpubs/TBM_113/TD-e.html.

STANDARD INSTRUCTIONS

Instructions set out in Part A of the Standard and Conditions - Standing Offers, DSS-MAS 9403-6 (06/98) with the exception of Section 7, set out in the SACC Manual, are hereby incorporated by reference into and form part of this Standing Offer.

A. TERMS AND CONDITIONS - STANDING OFFER

1. Pursuant to the Department of Public Works and Government Services Act, S. C. 1996, c. 16,

      (a) the general terms, conditions and clauses identified herein by number, date and title, and

      (b) the Particulars of the Standing Offer set out in Part B and, for the purchase of goods, the Conditions set out in Part C of Standard Instructions and Conditions - Standing Offers, DSS MAS 9403-6 (06/98), with the exception of Section 7, are hereby incorporated by reference into this Standing Offer as though expressly set out herein. subject to any other express terms and conditions herein contained.

B. GENERAL CONDITIONS

      The General Conditions - Services DSS-MAS 9676 (16/02/98), also apply to this Standing Offer.

      Wherever the word "Contractor" appears in DSS-MAS 9676 (16/02/98), it is hereby replaced by the word "Consultant."


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SECTION II - CONTRACTING AUTHORITY

The Contracting Authority for this Standing Offer is:

Louise Sullivan
A/Sr. Contract Management Officer
Professional and Technical Services Contracting
Real Property Contracting Directorate
3C2, Phase M, Place du Portage
Hull, Quebec
K1A OS5

Telephone: (819) 956-5452
Fax: (819) 956-3160

The Contracting Authority is responsible for the establishment of the Standing Offer, the administration and issuance of individual call-ups.


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SECTION III - INSTRUCTIONS TO CONSULTANTS

THE FOLLOWING CLAUSES WILL APPLY:

STANDING OFFER, PERIOD OF

The period for placing call-ups against this Standing Offer shall be from date of issuance for two (2) years.

STANDING OFFER, DELIVERY REQUIREMENTS OUTSIDE A CLCSA

The Standing Offer is not to be used for deliveries within a Comprehensive Land Claims Settlement Area (CLCSA). All requirements for delivery within a CLCSA are to be submitted to the Department of Public Works and Government Services for individual processing.

CALL-UP PROCEDURES:

The Technical Authority/Project Manager of Real Property Services (RPS) will establish the Scope of Services to be performed. The highest ranked consultant shall be given first consideration. Should that consultant be deemed unable to carry out the proposed services within the required time frame, the next highest ranked consultant would be approached. This process will continue until a consultant is deemed able to carry out the proposed services. The Technical Authority will negotiate a price proposal based on the number of hours, by category, required to carry out the services. Once the hours are accepted, the fixed lump sum for this call-up will be established by multiplying the accepted number of hours by the appropriate rate as indicated at Annex "B" - Pricing.

A call-up will then be issued by the Real Property Contracting Directorate
(RPCD) and the consultant will be advised to proceed with the provision of the services in accordance therewith.

DISCLOSURE OF INFORMATION

It is understood and agreed that the Consultant shall, during and after the effective period of the Standing Offer, treat it as confidential and not divulge, unless authorized in writing by the Project Authority, any information obtained in the course of the performance of the ensuing contract.

GOOD AND SERVICES TAX/HARMONIZED SALES TAX

All prices and amounts of money in the Contract are exclusive of GST or HST, as applicable, unless otherwise indicated. The Goods and Services Tax (GST) or Harmonized Sales Tax (HST), whichever is applicable, is extra to the price herein and will be paid by Canada.

The estimated GST or HST is included in the total estimated cost. GST or HST, to the extent applicable, will be incorporated into all invoices and progress claims and shown as a separate item on invoices and progress claims. All items that are zero-rated, exempt or to which the GST or HST does not apply, are to be identified as such on all invoices. The Contractor agrees to remit to Revenue Canada any amounts of GST and HST paid or due.


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TAX WITHHOLDING OF 15 PERCENT

The Contractor agrees that, pursuant to the provisions of the Income Tax Act, Canada is empowered to withhold an amount of 15 percent of the price to be paid to the Contractor, if the Contractor is a non-resident contractor as defined in said Act. This amount will be held on account with respect to any liability for taxes which may be owed to Canada.

TIME VERIFICATION

Time charged and the accuracy of the Contractor's time recording system may be verified by Canada's representatives before or after payment is made to the Contractor under the terms and conditions of the Contract. If verification is done after payment, the Contractor agrees to repay any overpayment immediately upon demand by Canada.

BASIS OF PAYMENT

Payment for the provision of services under a call up will be a fixed lump sum which will be based on the fixed hourly rates as per Annex "B" - Pricing and the hours of labour established for the Scope of Services required.

Disbursements as defined in the clause "Method of Payment" are to be paid at cost with no allowance for overhead or profit.

METHOD OF PAYMENT

Payment will be made for services rendered, provided that:

1. INVOICES ARE SUBMITTED IN ACCORDANCE WITH THE INVOICING INSTRUCTIONS CONTAINED HEREIN;

      (A)   TRAVEL AND LIVING EXPENSES

            Reasonable and proper travel and living expenses incurred by personnel directly engaged in the performance of the work, as pre-authorized in writing by the Technical Authority/Y2K Project Manager, shall be reimbursed at actual cost without any allowance thereon for overhead or profit and shall be in accordance with the then-current Treasury Board of Canada Secretariat Travel Directive.

            Travel expenses incurred from the Consultant's place of business to the call-up work site will only be reimbursed if they are within the same PWGSC geographic region. Living expenses will be reimbursed in all situations, at cost, with no allowance for overhead or profit and shall be in accordance with the then-current Treasury Board Guidelines.


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      (B)   DISBURSEMENTS

            The following disbursements incurred by the Consultant, that are related to the Services and approved in advance in writing by the Technical Authority/ Project Manager, will be reimbursed to the Consultant at actual cost:

            (i) copies of drawings, CADD files, specifications, in excess of those stated in the Statement of Work;

            (ii) transportation costs for material samples and models, courier and delivery charges;

            (iij) costs associated with translation of documents;

            (iv)  travel and living expenses as identified in (a) above;

            (v)   bilingual documents; and

            (vi) other direct expenses made with the prior approval and authorization of the Technical Authority/ Project Manager.

2. PAYMENT TO THE CONSULTANT:

WHERE DELIVERY OF SERVICES UNDER A CALL-UP WILL BE LESS THAN 60 DAYS, payment by Canada for the work shall be made within:

thirty (30) days following the date of which all of the Work has been delivered at the location(s) specified on the call-up document and all other Work required to be performed by the Consultant under the terms of the Standing Offer has been completed; or

thirty (30) days following the date on which an invoice and substantiating documentation are received according to the terms of the Standing Offer; whichever is later.

WHERE DELIVERY OF SERVICES UNDER A CALL-UP WILL BE MOM THAN 60 DAYS, the Consultant shall be entitled to receive progress payments at monthly or other agreed intervals. Such payments shall be made not later than the due date. The due date shall be the 30th day following receipt of a properly submitted invoice.

The monthly progress payment shall be calculated based on productive hours performed times the appropriate hourly rate indicated in Annex "B". The sum total of progress payments against any call-up shall not exceed 90% of the fixed lump sum established for the call-up.

Upon the satisfactory completion of all Services, the amount due, less any payments already made, shall be paid to the Consultant not later than 30 days after receipt of a properly submitted invoice.


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3. INVOICE SUBMISSION

The properly submitted invoice shall be an invoice delivered to the Technical Authority/Project Manager in the agreed format with sufficient detail and information to permit verification. The invoice shall also identify, as separate items:

      (a) the amount of the payment being claimed for Services satisfactorily performed;

      (b) the amount for any tax calculated in accordance with the applicable federal legislation, and

      (c) the total amount which shall be the sum of the amounts referred to in (a) and (b) above.

The amount of the tax shown on the invoice shall be paid by Canada to the Consultant in addition to the amount of the payment for Services satisfactorily performed.

INTERNATIONAL SANCTIONS

      I. Persons and companies in Canada are bound by economic sanctions imposed by Canada by regulations passed pursuant to the United Nations Act, R. S. C. 1985, c. U-2, the Special Economic Measures Act, S. C. 1992, c. 17 or the Export and Import Permits Act, R. S.
            C. 1985, c. E-19. As a result, the Government of Canada cannot accept delivery of goods or services that originate, either directly or indirectly, from the countries subject to economic sanctions. At the time of contract award, the following regulations implement economic sanctions:

            (a)   United Nations Iraq Regulations;

            (b)   United Nations Libya Regulations;

            (c)   United Nations Republic of Bosnia and Herzegovina Regulations;

            (d) United Nations Federal Republic of Yugoslavia (Serbia and Montenegro) Regulations.

      2. It is a condition of this Contract that the Contractor not supply to the Government of Canada any goods or services which are subject to economic sanctions as described in paragraph (1) above.

      3. During the performance of the Contract should the addition of a country to the list of sanctioned countries or the additions of a good or service to the list of sanctioned goods or services cause an impossibility of performance for the Contractor, the situation will be treated by the Parties as a force majeure. The Contractor shall forthwith inform Canada of the situation; the procedures applicable to force majeure shall then apply.


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ANNEX A - STATEMENT OF WORK

A. SCOPE OF SERVICES:

The services rendered by the Consultant in all provinces and territories of Canada will be in support of Federal Government departments Year 2000 Readiness preparedness activities in respect of embedded building control systems. Individual commissions will provide support to a departmental Project Manager or Property Manager and may include one or more of the activities broadly related to digital building control systems. The Consultant will provide expertise in most if not all of the following areas:

      (a) Building Inventory - identify microprocessor embedded systems located in a base building system

      (b) Inventory Assessment - search of VIS web site to determine the system's or components' Y2K compliance status

      (c) Remediation Planning - develop a plan and the cost to upgrade the system or component to ensure Y2K compliance

      (d) Contingency Planning - develop plans to rectify failures of a system or component during testing or at year 2000

      W System Testing - plan one witness compliance test conducted by manufacturer.

Please note that, in general, services in respect of building/facilities control systems must be complete in that they identify those systems, subsystems or components that can compromise a building or facility's ability to operate as intended as Year 2000 approaches and arrives. This will ensure continued operation of buildings/facilities necessary for ongoing government operations.

DEFINITION OF DUTIES:

a) Senior Personnel are expected to assess project requirements, define scope of work, assign project personnel with skill appropriate to the project work proposed along with schedules, prepare reports to departmental management and maintain records appropriate to demonstrating "due diligence" in respect of Y2K remediation.

b) Project Personnel are expected to develop Y2K readiness strategy for a particular facility or type of facility, inventory equipment, verify Y2K readiness status using the PWGSC Vendor Information System, develop a remediation strategy with appropriate alternatives, as appropriate, estimate remediation costs, coordinate with contractors and departmental managers for remediation and testing, witness testing and prepare final readiness reports for inclusion in departmental files.

      SENIOR PERSONNEL

      A1.1 BASIC SERVICES

            A1.1.1 Unless otherwise indicated in the Call-up, the Standing Offer will include the following Basic Services:

                    (a) accurately inventorying of specific control systems resident in a building/facility;

                    (b)  identification of systems containing embedded chips;

                    (c) assessment of system vulnerability to Y2K malfunction using the departmental Vendor Information Service
                         (VIS);

                    (d) identifying and articulating the requirements of those systems requiring remediation and advise the owner of the requirements;

                    (e) development of a contingency plan: i) to recover operational integrity of a building in the event of a system failure during testing; ii) to return a facility to operation in the event of a complete system failure at Year 2000;


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                    (f)  testing/witnessing tests/preparing test reports;

            A1.1.2 When the client requests a change that may alter the scope of work or add to the cost of the project, and/or the cost of services, request approval of the Technical Authority/Project Manager prior to incorporation in the work.

      A1.2 ANALYSIS OF PROJECT SCOPE OF WORK

            A1.2.1 The Consultant shall analyze the Project Brief and advise the Technical Authority/Project Manager of any noted problems or the need for more information, clarification or direction.

            A1.2.2 Visit the site to perform work and obtain local information applicable to the installation. This includes verifying as-built records as necessary.

                    (a) Subject to applicable security restrictions, the Consultant will be given access to existing plans, survey notes, specifications or reports that will aid in the work. All such documents must be returned to the department representative on termination of the contract.

            A1.2.3 Submit a written report to the Technical Authority/Project Manager after each Call-up detailing the action undertaken in the performance of the deliverable, future action required along with cost estimates and schedule for implementation.

      A2.1 BILINGUAL DOCUMENTS

            A2.1.1 The Consultant shall provide all documents in one or both of Canada's two Official Languages, as requested at time of call-up.

            A2.1.2 The total amount payable for the production of bilingual remediation documents shall be approved in advance by the Technical Authority/Project Manager at the time of the Call-up.

      B. DELIVERABLES:

      Deliverables; will be defined in detail for each individual Call-up, deliverables will include, but are not limited to, the following services:

      a) BUILDING INVENTORY - conduct a detailed inventory to identify microprocessor embedded systems located in specific buildings or facilities in accordance with Public Works Government Services (PWGSC) standard Inventory Collection Sheet. The inventory shall identify the manufacturer, model number, version type of all embedded systems including subsystems and panels. Standard building/facilities embedded systems include but are not limited to:

            -     Building Control Automation Systems

            -     Elevating devices

            -     Fire Alarm Systems

            -     Security Systems

            -     Chillers

            -     Boilers

            -     Emergency generators

            -     Water softening systems

            -     Fuel monitoring systems


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            -     Supervisory Control and Data Acquisition (SCADA) systems

            -     Variable frequency/speed drives

            -     Transfer switches

            - Other facility based systems that have a date sensitive microprocessor

b) INVENTORY ASSESSMENT - conduct a detailed assessment of the inventory based on the data contained in the PWGSC Inventory Collection Sheet. The assessment is to include but not be limited to the following:

      - A search of the VIS web site at http://vend2000.gc.ca or the manufacturers' website to determine the system's or components' year 2000 compliance status.

      - Download verification information from the manufacturer that the system or components are year 2000 compliant.

      - If the system or components are not compliant, verify vendor cost and schedule for upgrade.

      - If the system or components are not found on the Internet or the vendor's web site, contact the manufacturer and verify that the system or components are year 2000 compliant. If the system or components are not compliant verify vendor cost and schedule for upgrade.

      - Forward information obtained for systems or components not found on the Internet to PWGSC, Embedded System Manager, 2250 Riverside Drive, Rm C456, Ottawa, Ontario KIA 0X1.

c) REMEDIATION PLANNING - develop a plan to upgrade a system or components that is identified as year 2000 non-compliant to include but not be limited to:

      - Manufacturers' costs including fees, travel and disbursements to upgrade non-compliant systems or components.

      -     Develop schedule to affect system upgrade.

      - Communicate cost and schedule to system owner (federal department or agency).

      -     Assist in project implementation.

      - Obtain written verification from the system manufacturer that the system upgrade is complete and the system is compliant.

d) CONTINGENCY PLANNING - develop contingency plans Level 1 and Level 2 to include the following:

Contingency Plan Level 1 (in the event of a failure during test)

-     Schedule date of test

-     Contact information

- Name and phone number or Property Manager, Building Operator(s), Monitoring Company,

- Fire Department, Manufacturer or representative, and PWGSC technical specialist.

-     System Name

-     System Description

-     Operational Information

      Confirm the following:

1.    Does the equipment or system have a calendar based programming function?

2. If a problem were to arise during testing procedures, can an operator override the equipment or system time clock?

3. Does the equipment or system have a manual mode feature which can be utilized?

4. If problems occur during testing at any time, can equipment be isolated quickly from the


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Control system?

5. Will the manufacturer have spare parts or temporary (embedded system) panels on site during testing?

      - Action Plan in the Event of Malfunction or System Failure Provide an action plan for each system in the event of a malfunction or failure. A partial list of necessary actions are provided as follows:

      FIRE ALARM SYSTEM

      1. If the fire alarm evacuation system fails to function, it is recommended that the facility not be occupied until repairs are completed, to the satisfaction of that authority having jurisdiction. (Based on discussions with Labour Canada).

      2. Ensure that the property manager is notified immediately if evacuation is required.

      (Based on discussions with Labour Canada and contractors, and on testing experience to date, it is unlikely that Y2K testing office alarm systems would impair the function of the fire alarm detection/evacuation operation.)

      SECURITY SYSTEMS

      1.    In the event of failure repair the panel.

      2. If panel can not be repaired on same day install a temporary panel to monitor fire alarm and fire trouble. Lock doors manually and increase regular patrols.

      3. If a temporary panel is not available consult with local fire department and/or other applicable regulatory authorities to know what other options are available (i.e. evacuate staff or put in place a 24 hours security guard). Lock doors manually.

      BACS (BUILDING AUTOMATION & CONTROL $WEMS)

      Confirm the following;

      1.    Fans and Pumps

      In the event that the Power Control Unit (PCU) fails, can a fan or pump be started by switching the hand-off-auto switch on the Motor Control Centre
      (MCC) motor starter to "HAND" position? If the pump or fan has a variable speed drive, can the variable speed drive be switched to manual and the drive operated manually by using the local controls on the drive to ramp to position?

      2.    Damper Actuators Control Valves


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      In the event that the PCU fails and the air handling system or converter have to be operated manually, the following can be done:

      -     ensure that the fan or pump is operating as mentioned above.

      - on some PCU models, the local hand-off-auto on the PCU can be switched to manual and a local pot (screwdriver operated) can be used for manual adjustment. Use thermometers to adjust pots to desired temperatures.

      - if the PCU is an older model it may be necessary to use a PRV (pressure regulating valve) if the end devices are pneumatic to adjust accordingly. If the actuators are electronic either use the manual override (Belimo Actuators) to adjust or a bypass hand valve. Mixed air dampers may also bc disconnected from their actuators and positioned manually for lower volume systems.

      3.    Hardware Failure

      In the event that there is a hardware failure for systems, can the system be operated manually by the building operator until repairs are completed?

      SPECIALIZED SYSTEMS

      The manufacturer or representative of specialized equipment and systems should be consulted in the preparation of the Level 1 Contingency Plan. Appropriate actions in the event of malfunction or failure should address resultant impacts on program activities.

      Contingency Plan Level 2 (in the event of a failure at 23:59 hrs, 31 December, 1999)

      This plan is to include all the elements contained in the Contingency Plan Level 1 and the remediation action required to work around systems or components which have failed or are not year 2000 compliant, to ensure continued operations until upgrade or replacement of the system or components can be effected.

c) System Testing - witness compliance test conducted by system or component manufacturer in accordance with PWGSC's Year 2000 Embedded System Test Protocol.

C. DELIVERY

The schedule for the delivery of services will be determined at the time of each individual Call-up.


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                               ANNEX "B" - PRICING

Firm's Name and Address:  AXYN CANADA CORPORATION
                          338 Montreal Road, Suite 201
                          Vanier, Ontario      KIL 6B3

Hourly Rates for duration of Standing Offer - Fixed hourly rates (excluding
GJST)

CATEGORY OF PERSONNEL

BUILDING INVENTORY                                              HOURLY RATE
------------------                                              -----------
Senior Personnel - Project Manager                              $96.28/hour

Project Personnel                                               $76.71/hour

INVENTORY ASSESSMENT

Senior Personnel - Project Manager                              $96.28/hour

Project Personnel                                               $76.71/hour

REMEDIATION PLANNING

Senior Personnel - Project Manager                              $96.28/hour

Project Personnel                                               $76.71/hour

CONTINGENCY PLANS LEVEL 1 & 2

Senior Personnel - Project Manager                              $96.28/hour

Project Personnel                                               $76.71/hour

SYSTEM TESTING

Senior Personnel - Project Manager                              $96.28/hour

Project Personnel                                               $76.71/hour


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1.    The Consultant, when requested by the Technical Authority/Project Manager during the period of the Standing Offer, will calculate individual project estimates, in accordance with the fixed hourly rates (excluding GST) shown an the previous page.

2. Unless otherwise approved in writing by the Technical Authority/Project Manager, the Consultant undertakes:

      a) To employ only those classes of persons with skill levels appropriate to each task, as defined in the Scope of Work section of each Call-up.

      b) To pro-rate accordingly to cover the actual time worked, where work performed using the Time-Based fee Method, is of a duration of less that one hour.

      c) To provide a full and comprehensive list of names of each individual to be assigned to a project subject to a Call-up, where payment is based on the Time-Based Fee Method, prior to the provision of any services.

Please be advised that overtime rates will NOT be paid. Consultants should be aware that same of the testing may need to be done during silent hours.


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